SSR Mining Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

On June 24, 2026 (the “Closing Date”), SSR Mining Inc., a British Columbia corporation (“SSR Mining” or the “Company”), through its wholly owned subsidiary Alacer Gold Corp. S.à r.l. a limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Alacer Gold”), completed its previously announced divestiture of its 80% ownership interest in the Çöpler mine and related properties in Türkiye (collectively, “Çöpler”) to Cengiz Holding A.Ş. (“Cengiz Holding”) pursuant to a share purchase agreement, dated as of March 24, 2026 (the “Share Purchase Agreement”), entered into by the Company, Alacer Gold and Cengiz Holding, pursuant to which Cengiz Holding agreed to acquire or have an affiliate acquire all of the issued and outstanding shares of Alacer Gold Madencilik A.Ş., a wholly owned subsidiary of the Company through which the Company holds its interest in Çöpler and related properties, for a purchase price of $1.5 billion (subject to adjustments for certain cash, indebtedness and net working capital balances as well as for certain other amounts owed to third parties at the time of the closing) (the “Transaction”).

In connection with the closing of the Transaction, the Company and Alacer Gold entered into an Assignment and Assumption Agreement dated as of June 24, 2026 (the “Assignment Agreement”) with Cengiz Holding and İkonik Maden A.Ş., a joint stock corporation (anonim şirket) organized under the laws of the Republic of Türkiye (the “Assignee”), pursuant to which Cengiz Holding assigned certain of its rights and obligations under the Share Purchase Agreement to the Assignee.

The unaudited pro forma condensed consolidated financial statements, including the notes thereto (the "Unaudited Pro Forma Financial Statements") have been prepared based on the historical consolidated financial statements of SSR Mining and are intended to give effect to the Transaction as of the dates and for the periods presented.

The unaudited pro forma condensed consolidated balance sheet is as of March 31, 2026 after giving effect to the Transaction as if it had occurred on March 31, 2026. The unaudited pro forma condensed consolidated statement of operations is for the years ended December 31, 2025, 2024 and 2023, after giving effect to the Transaction as if it had occurred on January 1, 2023, reflecting the removal of the financial results of Çöpler for all periods presented. Following the date of the Share Purchase Agreement, SSR Mining began reporting the results of Çöpler as discontinued operations in the first quarter of 2026 and the assets and liabilities of Çöpler were reported as held for sale as of March 31, 2026 under generally accepted accounting principles (“GAAP”) in the United States. Accordingly, no unaudited pro forma condensed income statement for the three months ended March 31, 2026 is included herein. The Unaudited Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company contained in its Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025.

The Unaudited Pro Forma Financial Statements have been prepared based upon the best available information and management estimates and are subject to assumptions and adjustments described below and in the accompanying notes to the Unaudited Pro Forma Financial Statements. They are not intended to be a complete presentation of the Company’s financial position or results of operations had the Transaction occurred as of and for the periods indicated. In addition, the Unaudited Pro Forma Financial Statements are not necessarily indicative of the Company’s future results of operations or financial condition had the Transaction been completed on the dates assumed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable.

The Unaudited Pro Forma Financial Statements are provided for illustrative purposes only as required by Form 8-K and have been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Statements. The information has been adjusted to include estimated Transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP.

SSR Mining Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2025

(In thousands, except per share)

	As Reported	Çöpler Discontinued Operations (a)	Other Transaction Adjustments		Pro Forma SSR Mining Continuing Operations
Revenue	$ 1,629,637	$ —	$ —		$ 1,629,637
Operating costs and expenses:
Cost of sales (1)	653,303	—	—		653,303
Depreciation, depletion, and amortization	116,178	—	—		116,178
General and administrative expense	107,823	—	—		107,823
Exploration and evaluation	37,131	(4,005)	—		33,126
Reclamation and remediation costs	88,924	(65,940)	—		22,984
Care and maintenance	151,769	(150,757)	—		1,012
Other operating expense (income), net	13,067	33,326	—		46,393
Operating income (loss)	461,442	187,376	—		648,818
Other income (expense):
Interest expense	(14,575)	6,521	—		(8,054)
Other income (expense)	26,346	628	(3,064)	e	23,910
Foreign exchange gain (loss)	(30,065)	(193)	—		(30,258)
Total other income	(18,294)	6,956	(3,064)		(14,402)
Income (loss) before income and mining taxes	443,148	194,332	(3,064)		634,416
Income and mining tax benefit (expense)	(80,245)	(19,231)	766	b	(98,710)
Equity income (loss) of affiliates	(486)	486	—		—
Net income (loss)	362,417	175,587	(2,298)		535,706
Net loss (income) attributable to non-controlling interest	33,337	(39,577)	—		(6,240)
Net income (loss) attributable to SSR Mining shareholders	$ 395,754	$ 136,010	$ (2,298)		$ 529,466

Weighted-average common shares
Basic	202,745			c	202,745
Diluted	217,026			c	217,026

Net income (loss) per share attributable to SSR Mining shareholders
Basic	$ 1.95			c	$ 2.61
Diluted	$ 1.85			c	$ 2.46

(1) Excludes depreciation, depletion, and amortization.

SSR Mining Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2024

(In thousands, except per share)

	As Reported	Çöpler Discontinued Operations (a)		Pro Forma SSR Mining Continuing Operations
Revenue	$ 995,618	$ (64,298)		$ 931,320
Operating costs and expenses:
Cost of sales (1)	514,032	(36,215)		477,817
Depreciation, depletion, and amortization	130,192	(13,130)		117,062
General and administrative expense	62,885	—		62,885
Exploration and evaluation	41,804	(2,790)		39,014
Reclamation and remediation costs	296,871	(274,877)		21,994
Impairment charges of long-lived and other assets	114,599	(114,230)		369
Care and maintenance	120,280	(108,675)		11,605
Other operating expense (income), net	37,240	(36,951)		289
Operating income (loss)	(322,285)	522,570		200,285
Other income (expense):
Interest expense	(13,028)	6,709		(6,319)
Other income (expense)	26,270	(183)		26,087
Foreign exchange gain (loss)	(9,691)	(169)		(9,860)
Total other income (expense)	3,551	6,357		9,908
Income (loss) before income and mining taxes	(318,734)	528,927		210,193
Income and mining tax benefit (expense)	(33,302)	(4,952)		(38,254)
Equity income (loss) of affiliates	(546)	546		—
Net income (loss)	(352,582)	524,521		171,939
Net loss (income) attributable to non-controlling interest	91,305	(104,493)		(13,188)
Net income (loss) attributable to SSR Mining shareholders	$ (261,277)	$ 420,028		$ 158,751

Weighted-average common shares
Basic	202,258		c	202,258
Diluted	202,258		c	215,519

Net income (loss) per share attributable to SSR Mining shareholders
Basic	$ (1.29)		c	$ 0.78
Diluted	$ (1.29)		c	$ 0.76

(1) Excludes depreciation, depletion, and amortization.

SSR Mining Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2023

(In thousands, except per share)

	As Reported	Çöpler Discontinued Operations (a)		Pro Forma SSR Mining Continuing Operations
Revenue	$ 1,426,927	$ (442,417)		$ 984,510
Operating costs and expenses:
Cost of sales (1)	804,147	(268,628)		535,519
Depreciation, depletion, and amortization	214,012	(93,808)		120,204
General and administrative expense	67,457	(5,489)		61,968
Exploration and evaluation	50,185	(8,749)		41,436
Reclamation and remediation costs	8,698	(1,709)		6,989
Impairment charges of long-lived and other assets	361,612	(353,322)		8,290
Impairment charges of goodwill	49,786	—		49,786
Other operating expense (income), net	1,274	(512)		762
Operating income (loss)	(130,244)	289,800		159,556
Other income (expense):
Interest expense	(16,616)	9,048		(7,568)
Other income (expense)	50,151	(2,247)		47,904
Foreign exchange gain (loss)	(105,699)	10,404		(95,295)
Total other income (expense)	(72,164)	17,205		(54,959)
Income (loss) before income and mining taxes	(202,408)	307,005		104,597
Income and mining tax benefit (expense)	82,534	(88,511)		(5,977)
Equity income (loss) of affiliates	(351)	351		—
Net income (loss)	(120,225)	218,845		98,620
Net loss (income) attributable to non-controlling interest	22,218	(45,265)		(23,047)
Net income (loss) attributable to SSR Mining shareholders	$ (98,007)	$ 173,580		$ 75,573

Weighted-average common shares
Basic	204,714		c	204,714
Diluted	204,714		c	204,717

Net income (loss) per share attributable to SSR Mining shareholders
Basic	$ (0.48)		c	$ 0.37
Diluted	$ (0.48)		c	$ 0.37

(1) Excludes depreciation, depletion, and amortization.

SSR Mining Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2026

(In thousands, except share and per share)

	As Reported	Çöpler Discontinued Operations (a)	Other Transaction Adjustments		Pro Forma SSR Mining Continuing Operations
ASSETS
Cash and cash equivalents	$ 634,086	$ —	$ 1,494,279	d	$ 2,128,365
Marketable securities	40,270	—	—		40,270
Trade and other receivables	138,633	—	—		138,633
Inventories	522,949	—	—		522,949
Prepaids and other current assets	49,137	—	—		49,137
Prepaids, related party	23,856	—	—		23,856
Assets held for sale	2,259,953	(2,259,953)	—		—
Total current assets	$ 3,668,884	$ (2,259,953)	$ 1,494,279		$ 2,903,210

Mineral properties, plant and equipment, net	1,885,346	—	—		1,885,346
Inventories	327,075	—	—		327,075
Deferred income tax assets	4,567	—	—		4,567
Other non-current assets	60,862	—	—		60,862
Total assets	5,946,734	(2,259,953)	1,494,279		5,181,060

LIABILITIES
Accounts payable	$ 36,604	$ —	$ —		$ 36,604
Accrued liabilities and other	228,370	—	3,064	e	231,434
Reclamation and remediation liabilities	7,895	—	—		7,895
Finance lease liabilities	91	—	—		91
Liabilities held for sale	415,713	(415,713)	—		—
Total current liabilities	688,673	(415,713)	3,064		276,024

Debt, related party	66,119	—	—		66,119
Reclamation and remediation liabilities	396,826	—	—		396,826
Deferred income tax liabilities	206,995	—	—		206,995
Contingent consideration liabilities	107,249	—	—		107,249
Other non-current liabilities	52,109	—	—		52,109
Total liabilities	1,517,971	(415,713)	3,064		1,105,322

EQUITY
Common shares – unlimited authorized common shares with no par value; 216,512 shares issued and outstanding as of March 31, 2026	3,228,315	—	—		3,228,315
Retained earnings	402,669	(1,491,437)	1,491,215	d	402,447
SSR Mining’s shareholders’ equity	3,630,984	(1,491,437)	1,491,215		3,630,762
Non-controlling interest	797,779	(352,803)	—		444,976
Total equity	4,428,763	(1,844,240)	1,491,215		4,075,738
Total liabilities and equity	$ 5,946,734	$ (2,259,953)	$ 1,494,279		$ 5,181,060

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(In thousands, except share and per share)

The following items resulted in transaction adjustments in the Unaudited Pro Forma Financial Statements:

  Reflects the removal of operations, assets, liabilities, and non-controlling interests associated with the Transaction that were previously presented in the Company’s historical consolidated financial statements.
  Reflects the impact of the transaction adjustments at the applicable statutory income tax rate of 25.0%.
  Represents the pro forma condensed consolidated basic and diluted earnings per share for the years ended December 31, 2025, 2024 and 2023 are as follows (in thousands, except per share data):
	For the year ended December 31,
	2025	2024	2023
Pro forma net income (loss) attributable to SSR Mining shareholders from continuing operations	$ 529,466	$ 158,751	$ 75,573
Interest saving on 2019 Notes, net of tax	4,977	4,968	—
Pro forma net income (loss) used in the calculation of diluted net income per share from continuing operations	$ 534,443	$ 163,719	$ 75,573

Pro forma basic weighted average SSR Mining shares outstanding	202,745	202,258	204,714
Restricted share units	1,300	340	3
2019 Notes	12,981	12,921	—
Pro forma diluted weighted average SSR Mining shares outstanding	217,026	215,519	204,717

Pro forma basic earnings (loss) per share from continuing operations	$ 2.61	$ 0.78	$ 0.37
Pro forma diluted earnings (loss) per share from continuing operations	$ 2.46	$ 0.76	$ 0.37
  Reflects the estimated loss on the Transaction had the Transaction closed as of March 31, 2026. The actual loss on the Transaction will be based on the balance sheet information as of the Closing Date and may differ materially. Further, the purchase price is subject to adjustment based on net working capital balances as of the Closing Date.
Cash proceeds from sale	$1,500,000
Estimated net working capital adjustment	(5,721)
Pro forma cash proceeds, net	$1,494,279
Net assets disposed of at March 31, 2026[1]	(1,844,240)
Non-controlling interest at March 31, 2026	352,803
Estimated transaction costs	(5,000)
Estimated loss on the Transaction[1]	$(2,158)

(1) During the three months ended March 31, 2026, the Company recorded a $338.2 million write-down of Çöpler to fair value less costs to sell as of March 31, 2026, which is reflected in the historical condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(In thousands, except share and per share)

  Reflects the estimated transaction costs that are expected to be incurred in connection with the Transaction. These costs consist primarily of legal, accounting, financial advisory, valuation, and other professional fees. Total transaction costs of approximately $5.0 million have been reflected in the estimated loss on the Transaction. Of these costs, approximately $1.9 million had been incurred during the first quarter of 2026, while the remaining $3.1 million represents estimated costs that are expected to be incurred at or around the time of completion of the Transaction.